                                                            EXHIBIT 10.18

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                             OPTION AND LICENSE AGREEMENT

     THIS AGREEMENT is effective as of the 12th day of September, 1997 by and between Vical Incorporated, a corporation organized and existing under the laws of the State of Delaware, and having its principal offices at 9373 Towne Centre Drive, San Diego, California 92121 ("VICAL"), and Merck & Co., Inc., a corporation organized and existing under the laws of the State of New Jersey, and having its principal offices at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 ("MERCK").

     WHEREAS, VICAL possesses methods for the administration of plasmid DNA to humans, which DNA expresses physiologically active proteins for human therapeutic applications as disclosed in the VICAL PATENT RIGHTS (the "TECHNOLOGY"); and

     WHEREAS, MERCK wishes to obtain rights to use the TECHNOLOGY for
pharmaceutical products with mechanisms of action mediated by (                )
and/or (                ); and

     WHEREAS, MERCK anticipates that, in the absence of safety and/or efficacy concerns related to such products, it will dedicate resources (internal or
external) (                          ) for research and/or development of such
products during the first four years of this Agreement; and

     WHEREAS, VICAL is willing to grant Merck rights to use the TECHNOLOGY for such products upon the terms and conditions set forth herein;

     NOW, THEREFORE, VICAL and MERCK agree as follows:


8/29/97

                               ARTICLE I - DEFINITIONS

1.1 AFFILIATE of VICAL or MERCK means (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by VICAL or MERCK; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest of VICAL or MERCK.

1.2 CALENDAR QUARTER means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.3 COMBINATION PRODUCT means LICENSED PRODUCT in combination with one or more biologically active components other than COMPOUND.

1.4    COMPOUND means (                ) and/or, in the event MERCK exercises
       the OPTION set forth in Article 2, (                ) ,in each case which
       is delivered using a method that is claimed by the VICAL PATENT RIGHTS.
       It is understood that (                 ) in combination with (
            ) shall be considered a COMPOUND.

1.5 CONTRACT YEAR means the one (1) year period beginning with the Effective Date of this Agreement and any subsequent one (1) year periods that this Agreement is in effect.

1.6 EFFECTIVE DATE means the date as of which both MERCK and VICAL have executed this Agreement.


8/29/97                                   2

1.7    (












              )

1.8 FIRST COMMERCIAL SALE means, with respect to any LICENSED PRODUCT, the first sale for end use or consumption of such LICENSED PRODUCT in a country after all required approvals, including marketing and pricing approvals (if any), have been granted by the governing health authority of such country.

1.9 LICENSED PRODUCT means preparations in final form for sale by prescription, over the counter or any other method for all uses, in humans which contain COMPOUND, including, without limitation, any COMBINATION PRODUCT.

1.10   (a)     NET SALES means the gross invoice price of LICENSED PRODUCT sold by MERCK, its AFFILIATES or sublicensees (which term does not include DISTRIBUTORS) to the first independent third parties less:

               1. the actual cost to MERCK of the devices for dispensing or administering the LICENSED PRODUCT as well as diluents or similar material which accompany the LICENSED PRODUCT as it is sold;

               2.   trade and quantity discounts actually allowed;

               3.   returns, rebates and allowances;


8/29/97                                   3

               4.   retroactive price reductions;

               5. with regard to sales in the United States, five percent (5%) of the amount invoiced to cover cash discounts, bad debt, sales or excise taxes, transportation and insurance charges; and with regard to, sales outside the United States ten percent (10%) to include the above and additional special packaging, duties, governmental charges.

       (b) With respect to sales of COMBINATION PRODUCT, NET SALES shall be calculated on the basis of the NET SALES price of the same dose of LICENSED PRODUCT being sold without other active ingredients if such exists, and if LICENSED PRODUCT is not sold without other active ingredients, NET SALES shall be calculated on the basis of the invoice price of the COMBINATION PRODUCT multiplied by a fraction, the numerator of which shall be the inventory cost of LICENSED PRODUCT in the COMBINATION PRODUCT and the denominator of which shall be the inventory cost (using the same method of accounting) of all of the active ingredients in the COMBINATION PRODUCT. Inventory cost shall be determined in accordance with MERCK's regular accounting methods. In no event shall the fraction be less than one over the number of active ingredients in the COMBINATION PRODUCT.

1.11   OPTION means the option to obtain rights under VICAL PATENT RIGHTS with
       respect to (             ) as set forth in Article 2.1.

1.12 OPTION PERIOD means the period of twelve (12) months from the EFFECTIVE DATE or as extended pursuant to Article 2.2.


8/29/97                                   4

1.13   TERRITORY means all countries of the world.

1.14 VALID PATENT RIGHTS means issued and unexpired VICAL PATENT RIGHTS which have not been revoked or held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.15   (
















                )

1.16 VICAL KNOW-HOW means any information and data regarding the TECHNOLOGY that is not generally known, including but not limited to, discoveries, improvements, processes, formulas, inventions, trade secrets, patentable or otherwise, which are necessary or useful for MERCK in order to manufacture, use, develop, sell or seek approval to market LICENSED PRODUCT, in which VICAL has an ownership or licensable interest and which is in the possession of VICAL on the EFFECTIVE DATE of this Agreement.


8/29/97                                   5

1.17 VICAL PATENT RIGHTS means all patents and patent applications listed in Schedule A and any divisions, continuations, continuations in part, reissues, renewals, extensions, utility models, protection certificates or the like of any such patents and patent applications and foreign equivalents thereof.

                                  ARTICLE 2 - OPTION

2.1 Subject to the provisions of Articles 3.4 and 3.5 below, VICAL grants to MERCK an irrevocable OPTION during the OPTION PERIOD to obtain an exclusive license from VICAL in the TERRITORY, under VICAL PATENT RIGHTS and VICAL KNOW-HOW, to develop, make, have made, use, sell, offer to sell and import, LICENSED PRODUCTS containing COMPOUNDS which are (
               ).  In consideration of the past research by VICAL regarding the
       TECHNOLOGY, MERCK will pay VICAL (                ) within thirty (30)
       days of the EFFECTIVE DATE.

2.2 MERCK may extend the OPTION PERIOD for an additional six (6) month period by written notice to VICAL given prior to the expiration of twelve (12) months from the EFFECTIVE DATE. Within thirty (30) days after such
       notice, MERCK shall pay VICAL  (                              ) in
       further consideration of past research by VICAL regarding the TECHNOLOGY.

2.3 The OPTION shall be exercisable by MERCK at any time during the OPTION PERIOD upon written notice to VICAL that MERCK has fulfilled the condition set forth in Article 2.4. In the event MERCK timely exercises the OPTION as set forth herein, the definition of COMPOUND shall
       include (                 ) and all of the terms and conditions of this
       Agreement shall apply to LICENSED PRODUCTS which contain COMPOUNDS which
       are (                  ).  Within thirty (30) days after exercise of the
       OPTION,


8/29/97                                   6

       MERCK shall pay VICAL the amount of (                    ) in further
       consideration for past research by VICAL regarding the TECHNOLOGY.

       2.4 Exercise by MERCK of the OPTION is subject to MERCK establishing that (







                                    ).

                              ARTICLE 3 - LICENSE GRANT

3.1 Subject to the provisions of Article 2 hereof and Articles 3.4 and 3.5 below, VICAL grants to MERCK an exclusive license under VICAL PATENT RIGHTS and VICAL KNOW-HOW to develop, make, have made, use, sell, offer to sell and import LICENSED PRODUCTS in the TERRITORY with the right to grant sublicenses.

3.2 To the extent that MERCK grants sublicenses under VICAL PATENT RIGHTS to third parties who are not AFFILIATES or distributors of MERCK, MERCK shall pay to VICAL all compensation, if any, received from such third parties as consideration for such sublicense(s).

3.3 In accordance with the letter from MERCK to the Wisconsin Alumni Research Foundation ("WARF") dated August 29, 1997, a copy of which is attached hereto as Schedule B the exclusive licenses granted under Article 3.1 hereof with respect to certain of the VICAL PATENT RIGHTS shall extend beyond and survive the termination of the License Agreement ("WARF License Agreement") dated and effective as of January 1, 1991 between VICAL and WARF in the event such termination occurs prior to the termination of this Agreement.


8/29/97                                   7

3.4 The parties agree that VICAL may request MERCK to provide a fully paid-up exclusive license in the TERRITORY to VICAL under VICAL PATENT RIGHTS and VICAL KNOW-HOW to develop, make, have made, use, sell, offer to sell and import LICENSED PRODUCTS for the treatment of diseases (



                                )

3.5 Not more than once in each twelve month period beginning after the (1) year anniversary of the effective date of this Agreement, VICAL may request MERCK to provide the license set forth in Article 3.4 for COMPOUNDS and LICENSED PRODUCT(S) for the treatment and prevention of no more than one disease. MERCK shall have ninety (90) days to consider VICAL's request. At the end of such period, MERCK shall, in its sole discretion, either (a) grant a fully paid-up, exclusive license in the Territory to VICAL for LICENSED PRODUCT(S) for the applicable disease or (b) advise VICAL that it will not grant the license to VICAL. In the event of b, MERCK will (i) use reasonable efforts to develop LICENSED PRODUCT(S) for such disease pursuant to Article 10 and (ii) make the royalty and milestone payments, if applicable, pursuant to Article 6 for LICENSED PRODUCT for such disease.

                     ARTICLE 4 - PATENT PROTECTION AND VALIDITY

4.1 VICAL represents and warrants to MERCK that as of the Effective Date of this Agreement it (i) has the rights to grant the licenses granted under
       Article 3.1 and the OPTION granted under Article 2 hereof, (ii) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in VICAL PATENT RIGHTS so as to conflict with the OPTION granted under Article 2 above and the licenses granted under Article 3.1 above, (iii) to the extent lawfully allowed by the Wisconsin Alumni Research


8/29/97                                   8

       Foundation will maintain in full force and effect the WARF LICENSE AGREEMENT for so long as this Agreement remains in force, and (iv) will take no action with respect to the WARF LICENSE AGREEMENT which would conflict with MERCK's rights under this agreement. MERCK may elect to terminate this Agreement in the event VICAL is determined by WARF to be in breach of the WARF LICENSE AGREEMENT. MERCK acknowledges that (i) VICAL has entered into the WARF LICENSE AGREEMENT, (ii) MERCK has reviewed such Agreement, in the form which is attached as Schedule D,
       (iii) that any sublicense from VICAL to MERCK with respect thereto shall be subject, to the extent set forth in Schedule D, to the terms of the WARF License Agreement, including, without limitation, Section 2C of such Agreement with respect to sublicenses which extend beyond its termination.

4.2 MERCK represents and warrants that it has the full rights to enter into this Agreement and that it neither has made nor will make any commitments to others in conflict with or in derogation of this Agreement.

4.3 Nothing in this Agreement shall be construed as a warranty or representation by VICAL as to the validity or scope of any VICAL PATENT RIGHTS. Neither VICAL nor MERCK makes any warranty or representation as to the viability, safety or efficacy of any COMPOUND or LICENSED PRODUCT. THE WARRANTIES EXPRESSLY SET FORTH HEREIN ARE EXCLUSIVE AND NO OTHER WARRANTY, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON OR ENTITY, IS EXPRESSED OR IMPLIED.


8/29/97                                   9

4.4 To the extent it may lawfully do so, VICAL agrees to file, prosecute and maintain in such jurisdictions as it reasonably deems commercially appropriate after consultation with MERCK the VICAL PATENT RIGHTS owned in whole or in part by VICAL and licensed to MERCK under this Agreement, including prosecution of an interference. VICAL shall give notice to MERCK of any decision to cease prosecution and/or maintenance of such VICAL PATENT RIGHTS and, in such case, shall permit MERCK at its sole discretion (together with any other licensees similarly notified) to continue prosecution or maintenance at its own expense. If MERCK elects to continue prosecution or maintenance, VICAL shall execute such documents and perform such acts at VICAL's expense as may be reasonably necessary for MERCK to continue prosecution or maintenance. Fifty percent (50%) of all expenses and costs incurred by MERCK to continue prosecution and subsequent maintenance of VICAL's PATENT RIGHTS shall be fully creditable against royalties due under Article 7 of this Agreement, however, no royalty payment when due, regardless of the number of such credits available to MERCK in accordance with the terms of this Agreement, shall be reduced by more than fifty percent (50%). Unused credits may be carried over into subsequent royalty periods.

4.5 VICAL shall protect, where it reasonably determines that it is commercially advisable to do so after consultation with MERCK, the VICAL PATENT RIGHTS licensed to MERCK under this Agreement against any third party who infringes the VICAL PATENT RIGHTS by development, manufacture, use or sale of LICENSED PRODUCT for which MERCK retains a license under this Agreement.

4.6 In the event VICAL institutes an action at its expense against third party infringers with respect to LICENSED PRODUCT or takes appropriate action to defend the VICAL PATENT RIGHTS with respect to LICENSED PRODUCT, MERCK hereby agrees to cooperate fully with VICAL and any recovery obtained by VICAL as a result of such


8/29/97                                   10
       proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by VICAL, except that VICAL shall pay to MERCK any reasonable out of pocket expenses incurred in assisting in such action (including reasonable counsel fees) and any amount of the recovery attributable to lost profit on lost sales by MERCK with respect to LICENSED PRODUCT after deduction of the royalty due VICAL on such sales under Article 7.

4.7 If within sixty (60) days of becoming aware of the substantial and continuing infringement of the VICAL PATENT RIGHTS with respect to LICENSED PRODUCT, VICAL decides not to institute an infringement suit or take other reasonable action to protect the VICAL PATENT RIGHTS with respect to LICENSED PRODUCT, MERCK shall have the right to institute such suit or take other appropriate action at its own expense in the name of VICAL or MERCK or both. In such event, VICAL shall cooperate fully with MERCK in its efforts to protect the VICAL PATENT RIGHTS with respect to LICENSED PRODUCT. Any recovery obtained by MERCK as a result of such proceeding, by settlement or otherwise, shall be the property of MERCK, provided, however, that MERCK shall pay to VICAL any reasonable out of pocket expenses incurred by VICAL in assisting with such action (including reasonable counsel fees) and the applicable royalty VICAL would have received on sales lost by MERCK to the extent that the recovery includes sales lost by MERCK. For purposes of this Article 4.7, a "substantial and continuing infringement" of the VICAL PATENT RIGHTS shall exist if (a) a third party (who is not an AFFILIATE) is determined (in the reasonable legal opinion of nationally recognized patent counsel in the field) to infringe the valid claims of one or more patents within the VICAL PATENT RIGHTS issued in a MAJOR MARKET COUNTRY, by making, using, offering for sale, selling or importing a LICENSED PRODUCT in such MAJOR MARKET COUNTRY, and (b) (i) the aggregate sale of all such infringing product(s) in such MAJOR MARKET COUNTRY are greater than or equal to twenty percent (20%) of the NET SALES of LICENSED PRODUCTS sold by MERCK, its AFFILIATES and


8/29/97                                   11
       sublicensees in such MAJOR MARKET COUNTRY, or (ii) in a MAJOR MARKET COUNTRY in which competing LICENSED PRODUCTS are not sold by MERCK, its AFFILIATES and/or sublicensees, the aggregate sales of such infringing product(s) in such MAJOR MARKET COUNTRY are greater than or equal to ten percent (10%) of the total sales of all products in such MAJOR MARKET COUNTRY for use in the prevention or treatment of the same disease, state or condition as the infringing product, all as determined by data and other evidence mutually acceptable to both parties.

4.8    (a)     VICAL shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to VICAL
               PATENT RIGHTS. MERCK and VICAL shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to receive copies of any submission made in connection with such proceeding.

       (b) In connection with any interference, opposition, reissue, or reexamination proceeding relating to VICAL Patent Rights, MERCK and VICAL will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.

4.9 VICAL and MERCK each shall immediately give notice to the other of any certification of which they become aware filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" (or similar provisions in other countries) claiming that a patent covering LICENSED PRODUCT is invalid or that infringement will not arise from the manufacture, use or sale of LICENSED PRODUCT by a third party and shall provide the


8/29/97                                   12
       other party with a copy of any such certification within five (5) days of receipt. If VICAL decides not to bring infringement proceedings against the entity making such a certification, VICAL shall give notice to MERCK of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. MERCK may then, but is not required to, bring suit against the party that filed the certification. Any suit by MERCK or VICAL shall either be in the name of MERCK or in the name of VICAL, or jointly by MERCK and VICAL, as may be required by law. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit at the expense of the party bringing such suit.

4.10 VICAL shall promptly give notice to MERCK of the grant, lapse, revocation, surrender, invalidation or abandonment of any VICAL PATENT RIGHTS licensed to MERCK for which VICAL is responsible for the application, prosecution and maintenance.

4.11 The parties hereto shall cooperate with each other in gaining patent term extension or supplemental protection certificates or their equivalent in any country in the TERRITORY where applicable to VICAL PATENT RIGHTS. In the event that elections with respect to obtaining such patent term restoration are to be made, MERCK shall have the right to make the election and VICAL agrees to abide by any such election.

4.12 In any country where a compulsory license must be granted involving VICAL PATENT RIGHTS, the exclusive rights and license granted to MERCK shall not prohibit or prevent the granting of a compulsory license under the VICAL PATENT RIGHTS and any royalty payable by MERCK shall not be greater than the royalty payable by the compulsory licensee. VICAL shall consult with MERCK with respect to any circumstances in which it may be required to grant a compulsory license.


8/29/97                                   13

                             ARTICLE 5 - CONFIDENTIALITY

5.1 Except as otherwise provided in this Agreement, in the event confidential information is received by one party from the other party during the term of this Agreement, such confidential information shall be maintained in confidence by the recipient and shall not be disclosed to any other person, firm, or agency, governmental or private, without the prior written consent of the other party, except to the extent that such confidential information:

5.1.1 is known by recipient at the time of its receipt as documented in written records, or

5.1.2     is properly in the public domain, or

5.1.3 is subsequently disclosed to recipient by a third party not under an obligation of confidentiality to the disclosing party, or

5.1.4 is developed independently by persons without access to or use of confidential information received by recipient, as documented in written records.

5.2 The confidentiality obligations of a party under Article 5 shall not apply to the extent such confidential information:

5.2.1 is required to be disclosed to governmental agencies in order to gain approval to sell LICENSED PRODUCT and provided that written notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations, or


8/29/97                                   14

5.2.2 is required to be disclosed by law, regulation or court order, provided that written notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

5.2.3 is necessary to be disclosed to sublicensees, agents, consultants, AFFILIATES and/or other third parties for the research and development and/or sale and marketing of LICENSED PRODUCT under this Agreement, which entities first agree to be bound by the confidentiality obligations contained in this Agreement. It is understood that each party may disclose confidential information with the prior written consent and approval of the other party.

                    ARTICLE 6 - PAYMENTS AND OTHER CONSIDERATIONS

6.1 MERCK shall pay to VICAL the following amounts within thirty (30) days of the achievement of the following:

       a) Execution of this Agreement, in consideration for past research by
          VICAL regarding the TECHNOLOGY          (                      )

       b) A specified percentage of the non-refundable milestone payments provided for in Schedule C will be paid for LICENSED PRODUCTS hereunder as follows:

               For each of the first two LICENSED PRODUCTS to reach
               a milestone              (                      )
               For the third LICENSED PRODUCT to reach
               a milestone              (                      )
               For the fourth LICENSED PRODUCT to reach
               a milestone              (                      )

          It is understood that no additional milestones will be paid for any additional LICENSED PRODUCTS.


8/29/97                                   15

6.2    In consideration of the license granted in Article 3, MERCK shall pay
       royalties  to VICAL in the amount of (                     ) of NET SALES
       by MERCK or its AFFILIATES for each LICENSED PRODUCT for the term set forth in Article 6.3.

6.3 The term of the royalty payments set forth in Article 6.2, on a product-by-product basis, shall begin on the date of First Commercial Sale of a LICENSED PRODUCT in a country and shall terminate on the fifth
       (5th) anniversary of the First Commercial Sale of such LICENSED PRODUCT in such country on a country-by-country basis, provided, however, that in the event such LICENSED PRODUCT is covered by a claim of VALID PATENT RIGHTS in the country of sale at any time after the fifth anniversary of First Commercial Sale in such country, royalty payments under Article 6.2 shall be payable for such additional term as such LICENSED PRODUCT is covered by a claim of VALID PATENT RIGHTS in such country until the expiration, in the country of sale, of such relevant claim of VALID PATENT RIGHTS.

6.4 Sales between MERCK and its sublicensees or AFFILIATES, or among such AFFILIATES and sublicensees, shall not be subject to royalty, but in such cases royalty shall be calculated upon MERCK's or its sublicensee's or AFFILIATES' NET SALES to an independent third party.

6.5 The obligation to pay royalties is imposed only once with respect to the same unit of LICENSED PRODUCT.

6.6    If MERCK is required to pay cumulative royalties to VICAL and to third
       parties (who are not AFFILIATES) (                                 ) of
       NET SALES for additional licenses required to commercialize a particular LICENSED PRODUCT, the royalties payable to VICAL herewith with respect to such LICENSED PRODUCT shall be reduced


8/29/97                                   16
       by fifty percent (50%) of the additional royalties above (
            ) figure; provided, however, that in no event shall the royalties due VICAL hereunder, after taking into account the above reduction, be
       reduced below (                           ).  Unused credits may be
       carried over into subsequent royalty periods.

6.7 No royalties shall accrue on the disposition, consistent with normal business practices, of LICENSED PRODUCT in reasonable quantities by MERCK, its AFFILIATES or its sublicensees as bona fide promotional samples or as bona fide donations (for example, to non-profit institutions or government agencies.)

6.8 It is understood by the parties that MERCK (or its Affiliates) may sell LICENSED PRODUCT(s) to an independent third party (such as a retailer or wholesaler) and may subsequently perform services relating to LICENSED PRODUCT(s) and other products under a managed pharmaceutical benefits contract or other similar contract. In such cases, it is agreed by the parties that Net Sales shall be based on the invoice price to the independent third party, as set forth in Article 1.10, notwithstanding that MERCK (or its Affiliates) may receive compensation arising from the performance of such services.

6.9 The parties acknowledge that during the term of this Agreement, MERCK's sales practices for the marketing and distribution of LICENSED PRODUCT may change to the extent to which the calculation of the payment for royalties on NET SALES may become impractical or even impossible. In such event the parties agree to meet and discuss in good faith new ways of compensating VICAL to the extent currently contemplated under Section 6.2

                          ARTICLE 7 - ACCOUNTING AND REPORTS

7.1 MERCK shall deliver to VICAL within sixty (60) days after the end of each CALENDAR QUARTER a written account, on a country-by-country and product-by-product basis,


8/29/97                                   17
       including quantities and monetary amounts of MERCK's and MERCK's AFFILIATES' sales subject to royalty payments and the amount of the royalty payment due to VICAL for such quarter. In the case of sales outside the United States, "calendar quarter" shall mean the respective
       periods of three (3)    consecutive calendar months ending on February
       28, May 31, August 31, and November 30. With respect to these "calendar quarters", royalties shall be calculated for such periods but accounted for and paid within sixty (60) days after the end of each regular calendar quarter as set forth above

7.2 When MERCK delivers the accounting to VICAL, MERCK shall also deliver all royalty payments due to VICAL for the CALENDAR QUARTER.

7.3 If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 7, MERCK shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 7.
       MERCK shall use reasonable efforts to minimize any such taxes required to be withheld. MERCK shall submit appropriate proof of payment of the withholding taxes to VICAL within a reasonable period of time.

7.4 MERCK shall keep accurate records in sufficient detail to enable the amounts due to VICAL to be determined. Upon VICAL's request, MERCK shall permit an independent, certified public accountant selected by VICAL, except one to whom MERCK has reasonable objection, to have access during ordinary business hours to MERCK's records necessary to determine the correctness of any report or payment made in respect to any CALENDAR QUARTER and obtain information as to the amount payable to VICAL for any such period in case of MERCK's failure to report or make payment. Such examination shall be at VICAL's expense and shall not take place more than once each year. The accounting firm shall disclose to VICAL only whether the royalty reports are correct or


8/29/97                                   18
       incorrect and the specific details concerning any discrepancies, or the amount payable to VICAL for any such period in case of MERCK's failure to report or make payment and shall enter into a reasonably acceptable confidentiality agreement with MERCK. These rights with respect to any year shall terminate two (2) years after the end of any such year; provided, however, that if such examination discloses that the royalties payable for the examination period are more than one hundred five percent (105%) of the royalties actually paid for such period, MERCK shall pay the expenses of the accountant.

7.5 All payments to be made by MERCK to VICAL under this Agreement shall be made in United States dollars by bank wire transfer in immediately
       available funds.   In the case of sales outside the United States, the
       rate of exchange to be used in computing the amount of currency equivalent in United States dollars due VICAL shall be made at the rate of exchange, utilized by MERCK in its worldwide accounting system, prevailing on the fourth-to-the last business day of the CALENDAR QUARTER.

                                 ARTICLE 8 - DURATION

8.1 This Agreement becomes effective as of the day and year first above written and may be terminated as set forth in Article 10 hereof and otherwise remains in effect until MERCK is no longer obligated to make payments to VICAL pursuant to this Agreement. At such time, the rights and licenses granted to MERCK under this Agreement shall be fully paid up and shall continue in full force and effect.

                               ARTICLE 9 - TERMINATION

9.1 Upon any material breach by either party under this Agreement, in addition to any other remedy it may have, the other party may terminate this Agreement by ninety (90) days written notice to the breaching party, specifying the material breach, default or other defect.


8/29/97                                   19

       The termination becomes effective at the end of the ninety (90) day period unless the breaching party cures the breach during the ninety (90) day period.

9.2 Either party may terminate this Agreement without notice if the other party becomes insolvent, makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.3 Notwithstanding any other provisions of this Agreement to the contrary, this Agreement may be terminated by MERCK any time upon ninety (90) days prior notice given to VICAL. In the event of written notice of such termination, subject to Article 9.4, no further sums shall be payable by MERCK under this Agreement and the licenses and rights granted to MERCK shall be terminated.

9.4 Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for LICENSED PRODUCT sold prior to such termination.

9.5 Upon termination of this Agreement, all provisions regarding confidentiality shall continue in full force and effect until seven (7) years after termination. The provisions regarding indemnity shall survive termination. Additionally, upon such termination, each party shall continue to be a joint owner of any joint inventions developed under this Agreement.


8/29/97                                   20

                                 ARTICLE 10 - EFFORTS

10.1 MERCK shall use reasonable efforts, consistent with the usual practice followed by MERCK in pursuing the commercialization and marketing of its other similar pharmaceutical products at its own expense, to develop and commercialize a LICENSED PRODUCT on a commercially reasonable basis, in such countries in the Territory where in MERCK's reasonable opinion it is commercially viable to do so. MERCK shall notify VICAL each time it submits an application for government registration and marketing approval for any LICENSED PRODUCT in the United States or any Major Market Country as defined in Schedule C, and shall promptly advise VICAL when any government approval to market any LICENSED PRODUCT has been obtained in the Territory.

10.2   The obligation of MERCK with respect to a LICENSED PRODUCT under Article
       10.1 is expressly conditioned on the continuing absence of any adverse condition or event relating to the safety or efficacy of the LICENSED PRODUCT, and the obligation of MERCK to develop or market any such LICENSED PRODUCT shall be delayed or suspended so long as in MERCK's opinion, any such condition or event exist.

10.3 MERCK shall furnish VICAL with an annual, summary report with respect to MERCK's efforts to achieve key milestones in preclinical and clinical development, including regulatory filings, under Article 10.1 above until the date of First Commercial Sale of such LICENSED PRODUCT.

                              ARTICLE 11 - GOVERNING LAW

11.1 This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of California notwithstanding the provisions governing conflict of laws under such law to the contrary.


8/29/97                                   21

                               ARTICLE 12 - ASSIGNMENT

12.1 Neither party may assign or otherwise transfer (except as provided herein) this Agreement in whole or in part without the written consent of the other, except that no such consent shall be required (i) in the case of MERCK if such assignment occurs in connection with the sale of all or substantially all of the business and assets of MERCK related to gene therapy products, or if MERCK assigns this Agreement to an AFFILIATE and
       (ii) in the case of VICAL, if such assignment occurs in connection with the acquisition, merger, or sale of all or substantially all of the assets of VICAL related to the Technology or a change in control of VICAL or similar transaction. Assignment of this Agreement shall not release the assigning party of its performance obligations under this Agreement without the consent of the other party which consent shall not be unreasonably withheld. Any assignment or transfer in violation of this
       Article 12 shall be void.

                                ARTICLE 13 - SEVERANCE

13.1 If any provision of this Agreement is held to be invalid or unenforceable under the laws of either jurisdiction of the parties, all other provisions shall nevertheless continue in full force and effect, unless there is a material change in the benefits and/or rights received under this Agreement.

                                ARTICLE 14 - AMENDMENT

14.1 This Agreement constitutes the entire agreement between the parties and supersedes all previous arrangements whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both parties.


8/29/97                                   22

                                 ARTICLE 15 - NOTICE

15.1   Notices to VICAL shall be addressed to:
          Vical Incorporated
          9373 Towne Centre Drive
          San Diego, California 92121

          Attention: President

          Copy to:
          Thomas E. Sparks, Jr.
          Pillsbury Madison & Sutro LLP
          235 Montgomery St.
          San Francisco, CA 94104

       Notices to MERCK shall be addressed to:
          Merck & Co., Inc.
          One Merck Drive
          Whitehouse Station, NJ 08889-0100

          Attention: Vice President, Corporate Licensing

          With a copy to  General Counsel (at the above address).

       Either party may change its address by giving notice to the other party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid or by express courier services providing evidence of delivery and properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by VICAL or MERCK.

                              ARTICLE 16 - FORCE MAJEURE

16.1 No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or shall create any liability to the


8/29/97                                   23
       extent, and for so long as, the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following: act of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one of the above-mentioned causes. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical.

                   ARTICLE 17 - PUBLIC ANNOUNCEMENTS/MISCELLANEOUS

17.1 Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as VICAL and MERCK shall agree in writing, provided that nothing herein shall prevent either party upon notice to the other from making such public announcements as such party's legal obligations require. VICAL may disclose this Agreement or the transactions contemplated hereby to investors or potential investors in VICAL or to financial institutions for the purpose of obtaining financing in the event that such disclosure is reasonably required to obtain an investment or financing and MERCK will have the opportunity to review such disclosure in advance. VICAL has informed MERCK that it contemplates releasing a public statement regarding this Agreement upon its execution and MERCK agrees that it will discuss, in good faith, the content of such a statement with VICAL in order to render it agreeable to both parties.


8/29/97                                   24

                             ARTICLE 18 - INDEMNIFICATION

18.1 MERCK agrees to indemnify and hold VICAL, its employees directors, officers, stockholders and agents harmless from and against any losses, liabilities, damages and expenses (including attorneys' fees) arising out of any claim, demand, action or other proceeding arising out of MERCK's development, testing, use, manufacture, marketing or other activities contemplated under this Agreement with respect to COMPOUNDS or LICENSED PRODUCTS.

18.2 In the event that VICAL (the "Indemnitee") intends to claim indemnification under this Article 18 it shall promptly notify MERCK (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its AFFILIATES intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such con such proceedings. The indemnity agreement in this Article 18 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitees under this Article 18, but the omission to deliver written notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 18.


8/29/97                                   25

       The Indemnitee under this Article 19, its employees and agents, shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

                              ARTICLE 19 - MISCELLANEOUS

19.1 This Agreement, including all Schedules attached hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements, representations and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

19.2 It is expressly agreed that MERCK and VICAL shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither MERCK nor VICAL shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party without the prior written consent of such other party.

19.3 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


MERCK & CO., INC.                       VICAL INCORPORATED

By:  /s/ Raymond V. Gilmartin           By: /s/ Alain B. Schreiber, M.D.
   -------------------------------         ---------------------------------
     Raymond V. Gilmartin                       Alain B. Schreiber, M.D.

Title: Chairman, President and CEO      Title: President & CEO
       ---------------------------            ----------------

Date                                    Date:
      --------------------                    ----------------------


8/29/97                                   26

                                      SCHEDULE A
                                 VICAL PATENT RIGHTS


UNITED STATES PATENT NO. 5,580,859

UNITED STATES PATENT NO. 5,589,466

(








                                                        )

                                      SCHEDULE B

Oliver M. Johnson, II                        Merck & Co., Inc.
Senior Director                              One Merck Drive
Corporate Licensing                          P.O. Box 100, WS2A-10
                                             Whitehouse Station NJ 08889-0100
                                             Fax 908 735 1202
                                             Tel 908 423 7321



VIA FACSIMILE (608) 263-1064 AND REGULAR MAIL

August 29, 1997

Richard H. Leazer
Managing Director
Wisconsin Alumni Research Foundation
614 Walnut Street
Madison, WI 53705

Dear Mr. Leazer:

Vical Incorporated and Merck & Co., Inc., anticipate entering into a Option and License Agreement ("Vical License Agreement") involving intramuscular delivery of genes for the treatment of certain human diseases ("the Technology"). Under the proposed Agreement Merck will be granted exclusive rights from Vical.

Merck is aware that certain inventions involving the Technology are jointly owned by Vical and WARF and that pursuant to a License Agreement between the parties, dated January 1, 1991, ("WARF License Agreement") WARF has granted Vical an exclusive license to its interest in certain of the Technology. The grant is subject only to the rights, if any, of the United States Government to practice the invention for government purposes.

Pursuant to Section 2C of the WARF License Agreement, Merck hereby requests WARF's consent permitting Vical to extend the exclusive license granted by Vical to Merck with respect to WARF's ownership interest in certain of the Technology beyond any termination of the WARF License Agreement. In the event of such termination Merck agrees to be bound by the terms of the WARF License Agreement to the extent of its license from Vical and for so long as the Vical License Agreement remains in effect.

If WARF is willing to permit such extension please have WARF indicate its consent by having an authorized representative sign and date this letter in the space provided below and return one original to me.

Mr. Richard H. Leazer
August 29, 1997
Page 2



We have asked Vical to acknowledge its agreement to this arrangement by also signing and dating this letter.

Your cooperation in this matter is appreciated.

Sincerely,


/s/Oliver M. Johnson, II
Oliver M. Johnson, II


AGREED TO AND ACCEPTED:

WISCONSIN ALUMNI RESEARCH FOUNDATION:


By:    /s/Richard H. Leazer
       --------------------
       Richard H. Leazer
       Managing Director

Date:  September 3, 1997
       -----------------

ACKNOWLEDGED:

VICAL INCORPORATED


By:    /s/Alain B. Schreiber, M.D.
       ---------------------------
       Alain B. Schreiber, M.D.
       President & CEO

Date:  September 8, 1997
       -----------------

                                      SCHEDULE C

                                      MILESTONES
(                         ) IN A MAJOR MARKET
COUNTRY*                                                    (           )


(                                ) IN A
MAJOR COUNTRY**                                             (           )


(                                ) IN
A MAJOR MARKET COUNTRY                                      (           )


(                                          ) IN A
MAJOR MARKET COUNTRY                                        (           )


"Major Market Country" shall mean the United States, EEC countries, Canada, or Japan.



*If this milestone is not reached with respect to the first LICENSED PRODUCT by the second anniversary of the Effective Date of this Agreement, MERCK will nevertheless pay the amount and will credit the amount against the payment due when the milestone is first achieved.

**If this milestone is not reached with respect to the first LICENSED PRODUCT by the fourth anniversary of the Effective Date of this Agreement, MERCK will nevertheless pay the amount and will credit the amount against the payment due when the milestone is first achieved.